U3O8 TRANSFER AND STORAGE AGREEMENT

BETWEEN

CAMECO CORPORATION

- and-

HUBER URANIUM FUND GP, LLC

Dated the 31st day of January, 2016

(Cameco P.O. 8225)

TABLE OF CONTENTS

ARTICLE 1INTERPRETATION		1
1.1	Definitions	1
1.2	Headings	3
1.3	Rules of Construction	3
1.4	Currency	4
1.5	Applicable Laws	4
1.6	Entire Agreement	4

ARTICLE 2 ESTABLISHMENT OF STORAGE ACCOUNT.		4
2.1	Establishment of Account	4
2.2	Account Fees	4

ARTICLE 3 STORAGE ACCOUNT TRANSFERS		5
3.1	Transfers Into and Out of the Storage Account	5
3.2	Confirmation of Transfer	5
3.3	Maximum Storage Account Quantity	6
3.4	Storage Account Statements	6
3.5	Transfer Fees	6
3.6	No Transfers if Payment Default	6
3.7	Commingled Storage of Concentrates Held in the Storage Account	6

ARTICLE 4 FEES AND INVOICING AND PAYMENT		6
4.1	Invoicing for Account Fees	6
4.2	Invoicing For Transfer Fees	7
4.3	Payment	7
4.4	Interest on Overdue Amounts	8
4.5	Taxes, Duties and Other Charges	8

ARTICLE 5 TITLE, RISK OF LOSS AND REMOVAL OF CONCENTRATES		8
5.1	Title to Accepted Concentrates	8
5.2	Loss of or Damage to Accepted Concentrates	8
5.3	Physical Removal of Concentrates’	8

ARTICLE 6 RISK AND DAMAGES		8
6.1	Indemnification by Cameco	8
6.2	Limitation on Damages	9

ARTICLE 7 FORCE MAJEURE		9
7.1	Definition of Force Majeure	9
7.2	Parties Not Liable for Non-Performance	9
7.3	Force Majeure Notices	10
7.4	Obligations of Affected Party	10

ARTICLE 8 TERM AND TERMINATION OF AGREEMENT		10
8.1	Term of Agreement	10
8.2	Account Review	10
8.3	Termination Due to Default	10
8.4	Termination for Convenience	11
8.5	Implications of Termination	11

ARTICLE 9 ASSIGNMENT		12
9.1	Assignment	12

Page ii

ARTICLE 10 NOTICE		12
10.1	Method of Giving Notice	12
10.2	Effective Date of Notice	13
10.3	Addresses	13

ARTICLE 11 MISCELLANEOUS		13
11.1	Arbitration	13
11.2	Confidentiality	14
11.3	Warranties	14
11.4	Capacity of the Parties	14
11.5	Survival	15
11.6	Severability	15
11.7	Enurement	15
11.8	Facsimile or PDF Execution and Counterparts	15

U3O8 TRANSFER AND STORAGE AGREEMENT

THIS AGREEMENT is made effective the 31st day of January 2016 (the “Effective Date”).

BETWEEN:

CAMECO CORPORATION, a corporation incorporated under the laws of Canada,having its head office in Saskatoon, Saskatchewan, Canada (“Cameco”)

-AND-

HUBER URANIUM FUND GP, LLC, a limited liability company established under the laws of Delaware having its main offices in El Segundo, California (“HUF”)

RECITALS:

A.	HUF wishes to open up a Storage Account with Cameco into and out of which it may transfer Accepted Concentrates from time to time.

B.	Cameco is willing to establish a Storage Account for HUF.

C.	The Parties wish to provide for the procedures which will govern the operation of the Storage Account.

D.	The Parties intend that this Agreement address only Book Transfers of Accepted Concentrates within Cameco’s facilities at Blind River and Port Hope, Ontario and HUF will not physically transfer Concentrates to, from or within any of Cameco’s facilities under this Agreement except as contemplated in Section 8.5(c).

NOW THEREFORE in consideration of the promises and mutual obligations hereinafter described, the receipt and sufficiency of which consideration is acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, the following words, terms and expressions (and their derivations as the context requires) will have the following meanings:

“Accepted Concentrates” means Concentrates which:

(a)	have been unconditionally accepted by the Converter as meeting the Concentrates Specification,

(b)	are held in an active uranium account at the Converter, and

(c)	HUF holds title to or will acquire title to at the time such Concentrates are transferred into the Storage Account.

“Affiliate” means any corporation or other form of enterprise which, directly or indirectly, controls or is controlled by a Party to this Agreement, or is under the control of a third party which also controls a Party to this Agreement where “control” means possession, directly or indirectly, of the power to elect a majority of the directors of such corporation or other form of enterprise, or to otherwise control the management and business of such corporation or other form of enterprise whether through ownership of voting securities, a voting trust or other means.

“Agreed Rate” means a rate per annum that is equal to two (2%) percentage points in excess of the prime rate of interest per annum announced by the JP Morgan Chase Bank at New York, New York, as its prime rate of interest for U.S. dollar commercial loans.

“Agreement” means this document as a whole and the expressions “hereto”, “herein”, “hereby”, “hereunder”, “hereof”, and similar expressions refer to this Agreement as so defined and not any particular Article, Section, paragraph, subparagraph or other portion of this Agreement.

“Applicable Law” means, at any time, in respect of any individual, legal entity, property, transaction, event or other matter, all then-current laws, rules, statutes, regulations, treaties, orders, judgments, decrees, international agreements and other binding requirements of any governmental authority having jurisdiction over the Parties or the territories in which the U3O8 will be present.

“Book Transfer” means the transfer on the records of the Converter of Accepted Concentrates (i) from a Customer’s or a Cameco U3O8 account, as designated by HUF, to HUF’s Storage Account at the Converter; and (ii) from HUF’s Storage Account at the Converter to a Customer’s or a Cameco U3O8 account at the Converter, as designated by HUF.

“Business Day” means any day that is not a Saturday, Sunday or statutory holiday in tl1e provinces of either Ontario or Saskatchewan, Canada.

“Concentrates” means natural uranium concentrates in the form of U3O8,UO42H2O, NH4U2O7 or other natural uranium oxides having a nominal weight percent of the isotope 235U of not less than 0.711%.

“Concentrates Specification” the provisions of the American Society for Testing and Materials (ASTM) “Standard Specification for Uranium Ore Concentrate” in effect on the day of a Book Transfer (currently C-967-13).

“Converter” means Cameco’s facilities at Blind River and Port Hope, Ontario that convert U3O8 to UF6.

“Customer” means an entity (other than Cameco or HUF) that has an active, in good standing U3O8 storage or holding account at the Converter.

Eastern Time” means the prevailing time in hours and minutes in New York, New York and Toronto, Ontario on the day in which the time is to be measured.

“Natural Uranium” means uranium having 0.711 (nominal) weight percent uranium in the isotope 235U that has not been subjected to any process that would alter the natural occurring 235U isotope.

“Origin” means the country in which the Accepted Concentrates were mined and milled. “Party’’ means either Cameco or HUF, and “Parties” means both of them.

“Storage Account” has the meaning given to this term in Section 2.1(Establishment of Account). “Storage Year” means each calendar year (or part thereof) that the Storage Account is open.

“Transfer Date” means a date on which Accepted Concentrates are to be transferred into or out of the Storage Account.

“Transfer Notice” has the meaning given to this term in Section 3.1(Transfers into and out of the Storage Account).

1.2 Headings

The division of this Agreement into Articles, Sections, other subdivisions and Schedules, the provision of a table of contents and the insertion of headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement.

1.3 Rules of Construction

In this Agreement:

(a)	words importing the masculine gender include the feminine and neuter genders, the singular will include the plural and vice versa, unless the context requires otherwise;

(b)	a reference to a Recital, Article or Section is a reference to a Recital, Article or Section of this Agreement, unless otherwise expressly indicated;

(c)	where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”;

(d)	the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party;

(e)	a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation; and

(f)	in any case in which a number of days is prescribed in this Agreement, such number of days shall be determined exclusive of the first day and inclusive of the last day and if such last day is not a Business Day, the next following Business Day shall be substituted.

1.4 Currency

All amounts and sums of money referred to in this Agreement are expressed in terms of United States dollars (USD) and all amounts and sums payable hereunder shall be paid in lawful money of the United States.

1.5 Applicable Laws

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the laws of Canada as applicable therein except for those principles governing conflict of laws. For the purpose of any legal actions or proceedings in regards to this Agreement, each Party irrevocably submits to the nonexclusive jurisdiction of the courts of the Province of Ontario, Canada.

1.6 Entire Agreement

This Agreement embodies all of the terms of the mutual understanding existing between the Parties with respect to the subject matter of this Agreement. In particular, this Agreement supersedes and replaces any and all written or oral arrangements, correspondence, conversations and documents made or exchanged between the Parties prior to the execution of this Agreement with respect to the subject matter to this Agreement. Further, each and every provision of this Agreement, including the identity of the Parties, is material and provides consideration in support of each Party’s willingness to enter into this Agreement.

ARTICLE 2

ESTABLISHMENT OF STORAGE ACCOUNT

2.1 Establishment of Account

Cameco hereby establishes a uranium account for HUF at the Converter (the “Storage Account”), with account number PO No. 8225, into which HUF may receive Book Transfers of quantities of Accepted Concentrates from a Customer or Cameco and out of which HUF may Book Transfer quantities of Accepted concentrates to a Customer or Cameco, all in accordance with the terms of this Agreement.

2.2 Account Fees

Following completion of the first Book Transfer of Accepted Concentrates into HUF’s Storage Account, HUF will pay to Cameco an opening account fee of [REDACTED]. Upon each anniversary following the first Book Transfer of Accepted Concentrates into HUF’s Storage Account during which this Agreement is in effect, an annual account fee of [REDACTED] will be payable by HUF to Cameco. No portion of an account fee paid for an annual period is refundable even if this Agreement is terminated prior to the end of such annual period.

ARTICLE 3

STORAGE ACCOUNT TRANSFERS

3.1 Transfers Into and Out of the Storage Account

(a)	All transfers of Accepted Concentrates into the Storage Account shall be by Book Transfer from a Customer’s or a Cameco U3O8 account at the Converter to HUF’s Storage Account. Book Transfers into the Storage Account may only be made by a Customer giving Cameco a transfer notice, in accordance with the terms of the Customer’s U3O8 account agreement with Cameco, for the Book Transfer of Accepted Concentrates into HUF’s Storage Account.

The Storage Account shall be credited with the Book Transferred quantity of Accepted Concentrates at the completion of the Book Transfer.

(b)	All transfers of Accepted Concentrates out of the Storage Account shall be by Book Transfer. Subject to Section 3.6 (No Transfers if Payment Default), HUF may make Book Transfers of Accepted Concentrates out of the Storage Account by providing Cameco with a written notice (a “Transfer Notice”) at least ten Business Days prior to the intended Transfer Date. Each Transfer Notice must set out the following information:

(i)	HUF’s Storage Account number (#8225) from which the Accepted Concentrates are to be transferred;

(ii)	the Customer U3O8 uranium account (number and holder) at the Converter into which the Accepted Concentrates are being transferred;

(iii)	the quantity of Accepted Concentrates being transferred (expressed in pounds U3O8);

(iv)	the Transfer Date; and

(v)	the Origin of the Accepted Concentrates being transferred.

The Storage Account shall be debited with the Book Transferred quantity of Accepted Concentrates at the completion of the Book Transfer.

(c)	All Book Transfers into the Storage Account are deemed to have been completed at 4:30 PM Eastern Time on the day Cameco was instructed to make such Book Transfer, provided it is a Business Day; if not, then on the next available Business Day.

(d)	All Book Transfers out from the Storage Account are deemed to have been completed at 4:30 PM Eastern Time on the day Cameco was instructed to make such Book Transfer, provided it is a Business Day; if not, then on the next available Business Day.

3.2 Confirmation of Transfer

Promptly after completion of each Book Transfer of Accepted Concentrates into or out of the Storage Account pursuant to this Agreement, Cameco will send a written notice to HUF confirming the Transfer Date, Origin and quantity of Accepted Concentrates so transferred.

3.3 Maximum Storage Account Quantity

The maximum quantity of Accepted Concentrates which may be held in HUF’s Storage Account at any one time shall be 10,000,000 pounds of Accepted Concentrates. This quantity is inclusive of any uranium that may be acquired in the form of UF6. The Parties may, by mutual agreement, increase or decrease the maximum storage account quantity at any time during the term of this Agreement.

3.4 Storage Account Statements

Each month that the Storage Account is open and there are Accepted Concentrates in the Account, Cameco will provide HUF with a monthly account statement that sets out the Storage Account month opening and month ending balances and the particulars of each transfer into and out of the Storage Account.

3.5 Transfer Fees

All Book Transfers into the Storage Account will be free of charge. For each Book Transfer out of the Storage Account, HUF will pay to Cameco a transfer fee which is the lesser of [REDACTED] or [REDACTED] per pound of U3O8.

3.6 No Transfers if Payment Default

Notwithstanding any other provision of this Agreement, Cameco shall not be required to effect any Book Transfers of Accepted Concentrates into or out of the Storage Account in the event there are any monies accrued or accruing due hereunder to Cameco and/or HUF is in default of payment of any monies owing to Cameco and Cameco at its option may require that all monies accruing due hereunder or owing by HUF to Cameco shall be fully paid prior to effecting any such Book Transfers.

3.7 Commingled Storage of Concentrates Held in the Storage Account

HUF acknowledges and agrees that Cameco may, at any time, commingle Accepted Concentrates under this Agreement with other Natural Uranium inventories held by Cameco at all licensed facilities. The practice of commingling U3O8 will not affect ownership rights to, or the Origin of, U3O8.

ARTICLE 4

FEES AND INVOICING AND PAYMENT

4.1 Invoicing for Account Fees

In respect to the opening account fee payable under Section 2.2 (Account Fees), Cameco will, within 15 days after the completion of the first Book Transfer of Accepted Concentrates into HUF’s Storage Account, issue an invoice to HUF in the amount of [REDACTED] for the opening account fee. In respect to the annual account fees which become payable under Section 2.2 (Account Fees), Cameco will issue an invoice to HUF in the amount of [REDACTED] within 30 days of the anniversary date of the first Book Transfer of Accepted Concentrates into HUF’s Storage Account.

4.2 Invoicing For Transfer Fees

At the end of each calendar quarter in respect of which HUF is obligated to pay to Cameco a transfer fee pursuant to Section 3.5 (Transfer Fees), Cameco will send to HUF an invoice for all transfer fees payable during such calendar quarter.

4.3 Payment

All invoices may be sent by email and receipt of such emailed invoice shall constitute receipt of the invoice for purposes of payment, provided that the original invoice is received within ten days of the emailed invoice. Except for the invoice issued for the opening account fee which will be payable within 15 days following the date on which the opening account fee invoice was received by HUF. HUF will pay to Cameco the amount of all invoices sent by Carneco to HUF under this Agreement within 30 days following the date on which such invoice is received by HUF. Payment of all invoices issued by Cameco under this Agreement must be made by electronic transfer of funds immediately available to Cameco to the following bank account:

Destination Bank:	JP Morgan Chase Bank, N.A.
New York, NY
ABA#021000021

Intermediary Bank:	Royal Bank of Canada
Payments Centre
Toronto, Ontario
Swift Code - ROYCCAT2

Beneficiary’s Bank:	Royal Bank of Canada
Main Branch
154 - 1st Avenue South
Saskatoon, Saskatchewan
Branch Number: 07378

Beneficiary Name:	Cameco Corporation

Beneficiary Account #:	4001228

Cameco, and not HUF, shall bear any fees imposed by these banks in respect to the transfer of funds among these banks, and. to Carneco.

Cameco is entitled to make changes in or amend payment information indicated in this Section 4.3 (Payment) by sending to HUF, at least 30 days before the applicable payment due date, a written notice signed by both Cameco’s Vice-President, Marketing and Carneco’s Treasurer, that specifies the new payment details.

If the day upon which any payment hereunder is due is not a Business Day, then the payment shall be due on the next Business Day.

4.4 Interest on Overdue Amounts

Any amount payable under this Agreement by HUF to Cameco which is not paid when payment is due will bear interest at a rate per annum equal to the Agreed Rate from the date such amount was past due until such amount is actually paid, which interest will be compounded monthly.

4.5 Taxes, Duties and Other Charges

Any taxes (other than Cameco’s income taxes), duties, levies, imposts, surcharges and other charges of any kind payable by HUF or Cameco on or in respect of Accepted Concentrates transferred into or out of the Storage Account, including any value added taxes, goods and services taxes, sales taxes, business transfer taxes or other taxes with respect to the fees chargeable or money payable hereunder to Cameco will be paid by HUF.

ARTICLE 5

TITLE, RISK OF LOSS AND REMOVAL OF CONCENTRATES

5.1 Title to Accepted Concentrates

As between Cameco and HUF:

(a)	HUF will be deemed to hold title to all Accepted Concentrates while such Accepted Concentrates are in the Storage Account; and

(b)	upon Book Transfer of Accepted Concentrates from the Storage account to the account of a Customer, title to such Accepted Concentrates shall be deemed to pass to the Customer.

5.2 Loss of or Damage to Accepted Concentrates

In addition to the indemnification provisions of Section 6.1 (Indemnification by Cameco), but subject to Section 6.2 (Limitation on Damages), Cameco will be responsible and liable to HUF for any loss of or damage to any Accepted Concentrates while they are held in the Storage Account. Within a reasonable period, given all the circumstances, following any loss or damage to Accepted Concentrates held in the Storage Account, Cameco shall replace the affected Accepted Concentrates or provide HUF with the replacement value of the affected Accepted Concentrates.

5.3 Physical Removal of Concentrates

HUF is not entitled to physically remove, or to require the physical removal of, any of the Accepted Concentrates held in its Storage Account except as contemplated under Section 8.5(c).

ARTICLE 6

RISK AND DAMAGES

6.1 Indemnification by Cameco

Subject to Section 6.2 (Limitation on Damages), Cameco will indemnify and hold harmless HUF, its Affiliates and their respective owners, directors, officers and employees from and against all liability (including nuclear liability), claims and demands which may hereafter arise against HUF as a result of personal injury including death or property damage caused by the Accepted Concentrates while they are held in the Storage Account.

6.2 Limitation on Damages

Notwithstanding anything contained in this Agreement, neither Party hereto shall in any event be entitled to recover from the other Party hereto, or to be indemnified by the other Party hereto against, any incidental special economic, indirect or consequential damages resulting from the failure of such other Party to fulfill any of its obligations hereunder, including without limitation:

(a)	damages or loss incurred by a Party hereto or any other person as a result of any loss of use of or loss of production from, a nuclear reactor or other facility, and

(b)	damages or loss incurred by a Party hereto or any other person as a result of the failure of such Party or such other person to meet its or his obligations to third parties.

ARTICLE 7

FORCE MAJEURE

7.1 Definition of Force Majeure

For this Agreement, an “Event of Force Majeure” means an event, which is beyond the reasonable control of and not reasonably foreseeable by, the Party affected by the event (the “Affected Party”), that prevents or delays the performance by the Affected Party of its obligations under this Agreement, other than its obligations to pay any amounts due hereunder when due. Events of Force Majeure include, but without limitation, strikes, lockouts, work stoppages and labour disruptions of any description; acts or omissions of any civil or governmental authority; inability to obtain or maintain any necessary approvals, licenses, permits or authorization in any applicable jurisdiction; acts of God, fires, floods, explosions; judgment or decision of a court of law or other authority with the force of law; major equipment failure, disruption in operations or unavailability of transportation facilities, where such event is beyond the reasonable control of, and not reasonably foreseeable by, the Affected Party.

7.2 Parties Not Liable for Non-Performance

Subject to the provisions of this Article, but notwithstanding anything else in this Agreement, if an Affected Party fails to perform, in whole or in party any of its obligations under this Agreement due to an Event of Force Majeure, it will not be liable for damages to, or subject to any other right of action by, the other Party for any such failure to fulfill such affected obligations. Performance of the corresponding obligations of the other Party will be suspended to the same extent as those of the Affected Party. Each Party will continue to be liable to pay any amount accruing or accrued payable by such Party for all obligations actually performed hereunder. Furthermore, nothing set out in this Article shall release the Affected Party from performance of obligations that by their nature are not affected by an Event of Force Majeure.

7.3 Force Majeure Notices

If an Affected Party will fail to perform its obligation(s) under this Agreement due to an Event of Force Majeure, it will promptly give the other Party notice of the occurrence of the Event of Force Majeure and its anticipated effect on the Affected Party’s performance under this Agreement. Furthermore, the Affected Party will give further written notices of any significant change in the nature of such occurrence, any progress made in eliminating such occurrence, the termination of such occurrence and the anticipated date of resumed performance of contractual obligations.

7.4 Obligations of Affected Party

Upon the occurrence of an Event of Force Majeure, performance of the obligations of the Parties will, except as otherwise provided in this Article 7, be suspended to the extent necessary to reflect the effects of such Event of Force Majeure. An Affected Party which fails to fulfill its obligations because of an Event of Force Majeure will use all commercially reasonable efforts to minimize or eliminate the Event of Force Majeure, but will not be required to settle a strike, lockout, work slow-down, work stoppage, or other labour dispute on unreasonable terms. The Parties will proceed to fulfill such obligations as soon as reasonably possible after such Event of Force Majeure has been eliminated or has ceased to prevent the Affected Party from fulfilling such obligations.

ARTICLE 8

TERM AND TERMINATION OF AGREEMENT

8.1 Term of Agreement

The term of this Agreement will start on the Effective Date and will remain in force and effect until the date it is terminated in accordance with the termination provisions set forth below.

8.2 Account Review

The Parties agree that they will periodically review the Storage Account mechanics and functionality, the fee structure and other terms which the Parties may wish to discuss.

8.3 Termination Due to Default

If either Party (referred to in this Section as “Defaulting Party”):

(a)	fails to pay any amount payable hereunder, when due, for a period of 30 days after receipt of a written notice from the other Party advising that such amount is overdue;

(b)	fails to remedy any other material breach of this Agreement that is capable of being remedied, within a period of 30 days after receipt of a notice from the other Party advising of such material breach;

(c)	commences a voluntary case or proceeding or becomes subject to a case or proceeding as a debtor under any applicable bankruptcy, insolvency, reorganization or other similar law or becomes subject to the appointment of, or taking possession by, a custodian, receiver, trustee, liquidator or similar official of such Party of all or substantially all its property or assets, or becomes generally unable or admits in writing its inability to generally pay its debts as they become due, or takes corporate action in furtherance of any such action, or is the subject of an entry by a court having jurisdiction of a decree or order for relief in an involuntary case or proceeding under any such law or a decree or order making such an appointment;

(d)	takes advantage of any law or governmental regulation relating to bankruptcy, insolvency, liquidation, dissolution, arrangement, winding-up or composition or adjustment of debts in any jurisdiction;

(e)	has a receiver or receiver manager or a court appointed official appointed for all or substantially all of its property or assets;

(f)	makes an assignment or attempted assignment for the benefit of its creditors (subject to a Party’s right to make a permitted assignment under Article 9 (Assignment));

(g)	institutes any proceedings for the cessation of its business or corporate existence; or

(h)	has any governmental authority or other third party seize, expropriate or confiscate all or a substantial part of its property or assets;

then the other Party (referred to in this Section as the “Non-Defaulting Party’’) may at its option terminate this Agreement by giving a notice of termination to the Defaulting Party which specifies the effective termination date, which date may be as early as the day the Defaulting Party receives such notice.

8.4 Termination for Convenience

Either Party may terminate this Agreement at its sole convenience by giving a notice of termination to the other Party which specifies the effective date of termination, which date may be no earlier than 90 days after the other Party receives such notice.

8.5 Implications of Termination

In the event this Agreement is terminated pursuant to this Article 8 (Term and Termination of Agreement) or otherwise, then:

(a)	the Storage Account will be closed with respect to any transfers into the Storage Account from the effective termination date;

(b)	Cameco will, as directed to do so by HUF, transfer to third party uranium accounts at the Converter, the balance of the Accepted Concentrates held in the Storage Account.

(c)	upon the direction of HUF and at the sole cost and expense of HUF, Cameco will use all reasonable efforts to facilitate the transfer of Accepted Concentrates to a licensed storage facility of HUF’s choosing.

(d)	HUF must complete the transfers contemplated in (b) and/or (c) above within twenty-four months of the effective termination date;

(e)	each Party hereto will continue to be liable to pay, on the terms herein specified, any amount accrued or accruing and payable by such Party to the other Party up to the time all transfers of the Accepted Concentrates out of the terminated Storage Account are completed as set forth in (b) and/ or (c) above;

(f)	the Parties’ respective rights and obligations under Sections 4.5 (Taxes, Duties and Other Charges) 6.1(Indemnification by Cameco), 6.2 (Limitation on Damages),8.5 (Implications of Termination) and 11.2 (Confidentiality) will survive termination; and

(g)	termination of this Agreement shall be without prejudice to any other remedies available at law or in equity to the Non-Defaulting Party.

ARTICLE 9

ASSIGNMENT

9.1 Assignment

(a)	HUF may not assign this Agreement or any of its rights under this Agreement without the prior written consent of Cameco, which consent may be withheld in Cameco’s absolute discretion; provided, however, that HUF may, without such consent, assign any of its rights hereunder to a bank or other financial institution for purposes of securing financing.

(b)	Cameco may not assign this Agreement or any of its rights under this Agreement without the prior written consent of HUF, which consent may not be unreasonably withheld; provided, however, that Cameco may, without such consent, assign any of its rights hereunder to an Affiliate or to a bank or other financial institution for purposes of securing financing.

(c)	No assignment under Section 9.1(a) or (b) (Assignment) shall relieve the assignor from any of its obligations under this Agreement.

ARTICLE 10

NOTICE

10.1 Method of Giving Notice

Any invoice, notice or other communication (collectively a “Notice”) required or permitted to be given hereunder must be in writing and may be given by:

(a)	delivering it to the Party to whom directed at the Party’s address;

(b)	sending it by an electronic messaging system to an email address listed in Section 10.3 (Addresses); or

(c)	sending it by first class, registered or certified mail (postage prepaid, return receipt requested).

10.2 Effective Date of Notice

Any Notice given in accordance with Sections 10.1 (a) or (b) (Method of Giving Notice) on a Business Day during or prior to the recipient’s business hours will be taken to have been sent and received at the time such Notice is received by the recipient and any such Notice that is received on a non-Business Day or after the close of a recipient’s business hours on a Business Day, will be deemed to have been sent and received on the next succeeding Business Day. Any Notice mailed pursuant to Section 10.1(c) (Method of Giving Notice) will be deemed to have been given or sent and received at the time such notice or other communication is so received. If a Notice is given pursuant to Sections 10.1 (b) (Method of Giving Notice), the Party to whom the notice was directed may request proof of transmission. An electronic receipt from the electronic mail service of the transmitting Party evidencing successful transmission of the Notice will be good evidence of transmission.

10.3 Addresses

The addresses of the Parties hereto, unless and until another address of one Party is specified by written Notice to the other Party, and the addresses to which all such Notices will be forwarded are as follows:

To Cameco:	Cameco Corporation
2121 - 11th Street West
Saskatoon, SK S7M 1J3
	Attention:	Marketing Administration

	Email:	contractmotices@cameco.com

To HCI:	HUBER URANIUM FUND GP, LLC
2321 Rosecrans Ave #3245
El Segundo, CA 90245
	Attention:	Joe Huber
	Email:	joe@huberinvestments.com

ARTICLE 11

MISCELLANEOUS

11.1 Arbitration

The Parties will attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement by good-faith negotiations. In the event any dispute, controversy or claim arising out of or relating to this Agreement is not resolved by the Parties by negotiation, (an “Unresolved Dispute”), either Party may submit such Unresolved Dispute to arbitration for final determination. Any such arbitration will be conducted in Toronto, Ontario in accordance with the Arbitration Act, 1991 (Ontario) before a single arbitrator. The Parties will co-operate in completing any arbitration as expeditiously as possible and the arbitrator may hire such experts as may appear to him or her to be appropriate. All of the costs and expenses of the arbitration will be borne equally by Cameco and HUF or in such other manner as the arbitrator may determine to be appropriate. Each Party will, however, be responsible for its own legal fees and disbursements and the fees and expenses of its witnesses, if any.

The determination of the arbitrator will be final and binding on both Parties and will be made within 30 days from the conclusion of the hearing. Judgment upon any arbitration award may be entered in any court of competent jurisdiction, the Parties hereby consenting to the jurisdiction of such courts for this purpose. The expenses of resolving any dispute pursuant to this Section 11.1 will be borne by the Par ties in such proportion as the arbitrator may decide.

Unless the Agreement has been terminated in accordance with the provisions hereof or the Parties agree otherwise, HUF and Cameco agree to diligently proceed with the performance of all obligations which are not the subject of the dispute, including the payment of all sums, required by this Agreement, during the period in which any dispute is being discussed, negotiated or arbitrated.

11.2 Confidentiality

The Parties will treat this Agreement as confidential, and neither Party will disclose its contents without the prior written consent of the other Party to any person except to its Affiliates, legal advisors, auditors, banks or lending institutions. Further, either Party shall be entitled to disclose such information as may be necessary to accommodate Transfer Notices to the Converter. If disclosure is required to comply with the laws or regulations of a government or government agency or by a court having jurisdiction over one of the Parties or if a Party is required by the rules of a stock exchange to make timely disclosure of developments, such Party may so disclose notwithstanding the foregoing upon prior notice to the other Party.

11.3 Warranties

Cameco and HUF hereby represent and warrant that as of the Effective Date each is in compliance with all Applicable Law and have all licenses and permits necessary to conduct the transactions contemplated in this Agreement. Cameco and HUF agree to take all reasonable steps to remain in compliance with all Applicable Law and to maintain all necessary licenses and permits during the term of this Agreement.

11.4 Capacity of the Parties

Each of the Parties further represents and warrants as follows:

(a)	that it is a legal entity duly incorporated and in good standing in the jurisdiction where it was incorporated and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)	that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)	that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)	that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

11.5 Survival

Upon the termination of this Agreement, each Party shall continue to be liable to pay any amount due or owed to the other Party up to the time of termination and to allow the transfer of Accepted Concentrates in accordance with the termination provisions of this Agreement, and the representations and warranties, indemnities, and confidentiality obligations set forth in this Agreement and all other rights or obligations that by their nature survive the termination of this Agreement will continue in full force and effect. Any such termination shall be without prejudice to and shall not impair any rights based upon a prior breach or failure of performance under this Agreement, subject to the limitations contained in this Agreement.

11.6 Severability

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

11.7 Enurement

This Agreement will enure to the benefit of and be binding upon HUF and Cameco and their respective successors and permitted assigns and no other persons will have any rights hereunder.

11.8 Facsimile or PDF Execution and Counterparts

This Agreement may be signed in facsimile or PDF formats and in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.